Exhibit 99.1

LEADING FINTECH APEX CLEARING HOLDINGS TO LIST ON NYSE

THROUGH MERGER WITH NORTHERN STAR INVESTMENT CORP. II

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Apex, the fintech for fintechs, is the technology powering innovation for over 200 clients representing more than 13 million customer accounts, including more than 1 million crypto accounts opened in 2021, driving digital transformation of the financial services industry

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Apex provides fast, secure and reliable digital custody, clearing, real-time crypto solutions, fractional share-trading and other services to online brokerage firms, traditional wealth managers, wealth-tech platforms, professional traders and consumer brands

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Industry leading momentum: generated unaudited operating revenue of approximately $236 million and unaudited adjusted EBITDA of approximately $86 million in FY2020 with robust sales and adjusted EBITDA growth expected to continue in 2021

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Transaction values Apex at an enterprise value of $4.7 billion post-money and is expected to provide up to $850 million of gross cash proceeds, which includes an upsized $450 million fully-committed PIPE backed by top-tier institutional investors, including Fidelity Management & Research Company LLC, Baron Capital Group, Coatue and Winslow Capital Management, LLC

•	Apex to use proceeds to accelerate and support the continued build out of its digital infrastructure platform

•	Existing Apex shareholders and management will roll over 100% of their equity into the combined company

DALLAS & NEW YORK – FEBRUARY 22, 2021 – Apex Clearing Holdings LLC (“Apex” or the “Company”), the fintech for fintechs powering innovation and the future of digital wealth management, and Northern Star Investment Corp. II (“Northern Star”) (NYSE: NSTB), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive merger agreement. As a result of the transaction, which values the Company at a total enterprise value of approximately $4.7 billion post-money, Apex is expected to become a publicly listed company on the New York Stock Exchange under the new ticker symbol, “APX”.

Apex’s fast, secure and reliable digital custody and clearing platform, Apex Clearing, is driving transformation of the financial services industry. Apex empowers its clients, which include online brokerages, traditional wealth managers, wealth-tech, professional traders, and consumer brands, among others, with instant account opening and funding, execution of trades across a wide array of asset classes, streamlined digital asset movements, as well as trade settlement and the safekeeping of customer assets.

Apex’s paperless products and solutions serve as the infrastructure for a total addressable market of over $100 trillion in assets, of which the firm has approximately $100 billion under custody today. Year-to-date, Apex Clearing has provided custody for $14 billion in new assets. Apex is experiencing significant growth and momentum, now serving over 200 clients representing more than 13 million customer accounts, 3.2 million of which have been opened in 2021 alone, and more than 1 million new crypto accounts.

Management

Following the closing of the transaction, Apex CEO, William Capuzzi, and Apex President, Tricia Rothschild, will continue to serve in their current roles at the combined company, supported by a deep and talented management team with substantial expertise building businesses at the intersection of financial services and technology. Northern Star Chairwoman and CEO Joanna Coles, a creative media and technology executive, will join the combined company’s Board of Directors.

“Apex combines modern technology, operational excellence, risk management, compliance and discipline to deliver dynamic, seamless and secure custody and clearing solutions for our global clients. Today, our business encompasses a comprehensive platform applying these founding principles to the full financial services spectrum,” said Mr. Capuzzi. “We are in the first inning of the digital revolution in financial services, and our merger with Northern Star will provide Apex with the resources and flexibility to accelerate our growth, scale our platform, and expand our offerings and market share alongside our clients. We are pleased to partner with Joanna Coles and Jon Ledecky at this incredibly exciting time for Apex as we strive to bring financial services into the 21st century and make investing accessible for everyone.”

“Apex’s focus on the core tenets of trust and innovation have enabled us to develop a secure and robust platform that provides seamless trading access to retail and institutional investors alike,” said Ms. Rothschild. “Custody and clearing is not only a high cost of entry business, but also, more importantly, it is a high cost of failure business, and our clients and their customers depend on Apex to safeguard their assets. We look forward to continuing to fulfill this obligation as the digital infrastructure partner of choice for both established and emerging financial services companies navigating the markets of today and tomorrow.”

“Apex is the independent, invisible architecture that has helped launch many of the most notable fintech disruptors of our time, enabling the frictionless experiences we have all come to expect when interfacing with digital investing products,” said Ms. Coles. “The Company is constantly innovating by offering solutions like fractional share trading and crypto trading in real time that is leading the democratization of investing. Apex is at the nexus of the digital financial services revolution and is poised to thrive amid the powerful secular tailwinds and generational shift towards digitization of investment management. The Company’s unique combination of strong growth potential, leading technology, and proven management team is extremely attractive, and I am thrilled to help play a part in the Company’s long-term success.”

Transaction Overview

The transaction values Apex at an enterprise value of approximately $4.7 billion post-money and is expected to provide up to $850 million of gross cash proceeds at closing, assuming no redemptions of Northern Star’s existing public stockholders and excluding debt repayment and transaction expenses. The transaction includes an upsized, fully-committed $450 million private placement of common stock at $10.00 per share (the “PIPE Offering”) led by Fidelity Management & Research Company LLC, Baron Capital Group, Coatue, and Winslow Capital Management, LLC among other top-tier institutional investors. All Apex shareholders and management are rolling over 100% of their equity into the combined company. The proceeds are expected to be used to accelerate and support the continued build out of Apex’s platform and business as well as to partially reduce existing Apex debt obligations.

For the year ended December 31, 2020, the Company generated unaudited operating revenues of approximately $236 million and unaudited adjusted EBITDA of approximately $86 million.

The Northern Star Board of Directors and Apex Board of Managers have unanimously approved the proposed merger and the related transactions, which are expected to be completed in the second quarter of 2021, subject to, among other things, regulatory approval, the approval by Northern Star’s and Apex’s stockholders of the proposed merger and satisfaction or waiver of other customary closing conditions.

Additional information about the proposed business combination, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Northern Star today with the Securities and Exchange Commission and available at www.sec.gov. The investor presentation can also be found on Apex’s investor website at https://www.apexclearing.com/investor-relations/.

Investor Conference Call Information

Apex and Northern Star will host a joint investor conference call to discuss the proposed transaction today, February 22, 2021, at 8:00am ET.

To listen to the prepared remarks via telephone dial 1-877-407-0784 (U.S.) or 1-201-689-8560 (International) and an operator will assist you. A telephone replay will be available at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), passcode 13716832. The telephone replay will be available through March 8, 2021 at 11:59 PM ET.

Advisors

Citigroup is acting as exclusive financial and capital markets advisor to Northern Star and strategic advisor for the transaction. Citigroup acted as sole placement agent to Northern Star in connection with the PIPE Offering. J.P. Morgan Securities LLC is acting as sole financial advisor to Apex. Sidley Austin LLP is acting as legal counsel to Apex. Graubard Miller is acting as legal counsel to Northern Star.

Reconciliation of non-GAAP (amounts in millions)

Non - GAAP Reconciliations - Revenue

2020E
Total Operating Revenue	$236.3
Bank Interest Expense	1.2
Non-Operating Income	(0.5)
Reimbursable Revenue	132.6

GAAP Revenue	$369.5

Non - GAAP Reconciliations - EBITDA

2020E
Total Operating Revenue	$236.3
Total Operating Expenses	150.1

Adjusted EBITDA	$86.1

Other Non-Operating Income	($0.7)
Depreciation & Amortization	1.5
Interest	8.4
Non-Operating Expenses	0.8

Profit Before Tax	$74.8

About non-GAAP financial measures

In this press release, we use the following non-GAAP financial measures: operating revenue and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with United States generally accepted accounting principles (“GAAP”). These non-GAAP measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to revenue, operating income, profit before tax, net income or any other performance measures derived in accordance with GAAP. A reconciliation of the projected non-GAAP financial measures has not been provided and is unable to be provided without unreasonable effort because certain items excluded from these non-GAAP financial measures such as charges related to stock-based compensation expenses and related tax effects, including non-recurring income tax adjustments, cannot be reasonably calculated or predicted at this time.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results, such as our revenues excluding the effect of pass through items. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP. Please see the tables captioned “Reconciliation of non-GAAP items,” included at the end of this release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures.

About Apex Clearing Holdings

Apex Clearing Holdings LLC is the parent company of Apex Clearing Corporation (“Apex Clearing”), a custody and clearing engine that’s powering the future of digital wealth management and Apex Pro, a trusted clearing partner to broker-dealers, ATS’s, routing firms, professional trading firms, hedge funds, institutions and emerging managers. Our proprietary enterprise-grade technology delivers speed, efficiency, and flexibility to firms ranging from innovative start-ups to blue-chip brands focused on transformation to capture a new generation of investors. We help our clients provide the seamless digital experiences today’s consumers expect with the throughput and scalability needed by fast-growing, high-volume financial services businesses.

Cryptocurrency trading and custody services are offered through Apex Crypto LLC, which is currently owned by Apex’s parent and expected to be contributed to Apex, subject to receipt of required regulatory approvals.

For more information, visit the Apex Clearing website, and follow the company on Instagram, LinkedIn, and Twitter.

About Northern Star Investment Corp. II

Northern Star Investment Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The management team and Board of Directors are composed of veteran consumer, media, technology, retail and finance industry executives and founders, including Joanna Coles, Chairwoman and Chief Executive Officer, and Jonathan Ledecky, President and Chief Operating Officer. Ms. Coles is a creative media and technology executive who in her previous roles as editor of two leading magazines and Chief Content Officer of Hearst Magazines developed an extensive network of relationships at the intersection of technology, fashion and beauty. Ms. Coles currently serves as a special advisor to Cornell Capital, a $7 billion private investment firm, and is on the board at Snap Inc., Sonos, Density Software, and on the global advisory board of global payments company Klarna. Mr. Ledecky is a seasoned businessman with over 35 years of investment and operational experience. He has executed hundreds of acquisitions across multiple industries and raised over $20 billion in debt and equity. He is also co-owner of the National Hockey League’s New York Islanders franchise. For additional information, please visit https://northernstaric2.com.

Important Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Northern Star and Apex. Northern Star intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will include a proxy statement/prospectus of Northern Star, and certain related documents, to be used at the meeting of shareholders to approve the proposed business combination and related matters. Investors and security holders of Northern Star are urged to read the proxy statement/prospectus, and any amendments thereto and other relevant documents that will be filed with the SEC, carefully and in their entirety when they become available because they will contain important information about Apex, Northern Star and the business combination. The definitive proxy statement/prospectus will be mailed to shareholders of Northern Star as of a record date to be established for voting on the proposed business combination. Investors and security holders will also be able to obtain copies of the registration statement and other documents containing important information about each of the companies once such documents are filed with the SEC, without charge, at the SEC’s web site at www.sec.gov.

The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Northern Star, Apex and certain of their respective directors and executive officers may be deemed participants in the solicitation of proxies from the shareholders of Northern Star in favor of the approval of the business combination and related matters. Shareholders may obtain more detailed information regarding the names, affiliations and interests of certain of Northern Star’s executive officers and directors in the solicitation by reading Northern Star’s Final Prospectus dated January 25, 2021, filed with the SEC on January 27, 2021, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Northern Star’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity; (2) references with respect to the anticipated benefits of the proposed business combination and the projected future financial performance of Apex and Apex’s operating companies following the proposed business combination; (3) changes in the market for Apex’s services, and expansion plans and opportunities; (4) anticipated client retention; (5) the sources and uses of cash of the proposed business combination; (6) the anticipated capitalization and enterprise value of the combined company following the consummation of the proposed business combination; and (7) expectations related to the terms and timing of the proposed business combination.

These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Apex’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Apex. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to: changes in domestic and foreign business, market, financial, political, regulatory and legal conditions; the inability of the parties to successfully or timely consummate the merger, including the risk that any required stockholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company; failure to realize the anticipated benefits of the merger; the uncertainty of the projected financial information with respect to Apex and its operating companies; Apex’s ability to successfully expand and/or retain its product and service offerings; competition; the uncertain effects of the COVID-19 pandemic; and those factors discussed in documents of Northern Star filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Northern Star nor Apex presently know or that Northern Star and Apex currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward looking statements reflect Northern Star’s and Apex’s expectations, plans or forecasts of future events and views as of the date of this press release. Northern Star and Apex anticipate that subsequent events and developments will cause Northern Star’s and Apex’s assessments to change. However, while Northern Star and Apex may elect to update these forward-looking statements at some point in the future, Northern Star and Apex specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Northern Star’s and Apex’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Northern Star’s and Apex’s control. While all projections are necessarily speculative, Northern Star and Apex believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory, legal and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Northern Star and Apex, or their respective representatives and advisors, considered or consider the projections to be a reliable prediction of future events.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering in an investment in Northern Star or Apex and is not intended to form the basis of an investment decision in Northern Star or Apex. All subsequent written and oral forward-looking statements concerning Northern Star and Apex, the proposed transactions or other matters and attributable to Northern Star and Apex or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Investors:

(214) 765-1595

IR@Apexclearing.com

Media:

Jonathan Gasthalter/Carissa Felger

Gasthalter & Co.

(212) 257-4170

ApexClearing@gasthalter.com